New Launch: First painting to feature this subject Inbox ×

Kellie,

Our newest painting by Henry Taylor marks a major milestone in Masterworks history…

This Henry Taylor portrait marks the first time a cell phone has ever appeared in our collection - a modern motif that may draw collector interest when we look to sell! Bought at auction in March '25, it's also **one of our smallest initial offerings to date**.

As the art world becomes more digital, artists like Taylor have disrupted tradition and incorporated contemporary image-making technology into the classic portrait form.

Taylor's bracingly modern style has "changed the way America sees itself," according to the *New York Times T Magazine*—and has landed him in the Met, the MoMA, and the collections of Rihanna, the Obamas, and countless others.

At the same time, this style has seen appreciation at auction, going for $34k in 2011 and $441k last year.

Click here to get in on this modern-day mirror selfie. View offering circular below.



Henry Taylor (left), Our Offering (right)

Thanks,

The Masterworks Team
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MASTERWORKS

www.masterworks.com
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